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Exhibit 99.1

Liberty Media Completes Acquisition of Controlling Interest in UnitedGlobalCom

Michael T. Fries Appointed Chief Executive Officer

DENVER, Jan. 5—UnitedGlobalCom, Inc. (United) (Nasdaq: UCOMA), and Liberty Media Corporation (NYSE: L, LMC.B) today announced that Liberty Media has acquired all of the outstanding shares of Class B common stock of UnitedGlobalCom, Inc. from United's founding shareholders.

All of United's holders of its 8,198,016 outstanding shares of Class B common stock have transferred their Class B shares to Liberty Media in exchange for 12,576,968 shares of Liberty Media Series A Common Stock and a cash payment of approximately 50% of the Founders' estimated federal and state income tax liability arising from the transaction. The combination of the Class B shares with the 307.5 million shares already owned by Liberty Media gives Liberty Media ownership of approximately 53.6% of United's common stock representing approximately 92% of the voting power of United's shares. In addition, under the Standstill Agreement entered into by Liberty Media and United, Liberty Media has the pre-emptive right to purchase an additional 15,173,898 Class A shares.

The restrictions on the exercise by Liberty Media of its voting power with respect to United have terminated. The Standstill Agreement with United limits Liberty Media's ownership of United common stock to 90 percent of the outstanding common stock unless it makes an offer or effects another transaction to acquire all outstanding United common stock. Under certain circumstances, such an offer or transaction would require an independent appraisal to establish the price to be paid to stockholders unaffiliated with Liberty Media.

Gene W. Schneider has resigned as Chief Executive Officer of United, but will remain as Chairman of the Board. Michael T. Fries, currently President, Chief Operating Officer and a director of United, has been appointed Chief Executive Officer effective immediately. He will also retain the title of President and become a member of a newly established Executive Committee of the Board consisting of Mr. Fries, Robert Bennett and John Malone.

Al Carollo, Curt Rochelle and Tina Wildes have resigned from the board of directors of United. Paul Gould was appointed to United's board to fill one of the vacancies. Mr. Gould is currently a director of Liberty Media and a Managing Director of Allen & Company Incorporated, an investment banking services company.

Mr. Robert Bennett, President and CEO of Liberty Media stated, "The addition of United makes Liberty Media one of the largest broadband distribution companies in the world. United's global presence, particularly in Europe, provides a distribution platform from which we can pursue expansion opportunities and launch new value-added services over United's substantially upgraded broadband networks." Mr. Bennett went on to say, "We are looking forward to working more closely with Mike Fries and the rest of the management team and we are also very pleased that Gene Schneider has agreed to remain as Chairman of the company he helped create."

About UnitedGlobalCom:

United is the largest international broadband communications provider of video, voice, and internet services with operations in numerous countries. Based on United's operating statistics at September 30, 2003, United's networks reached approximately 12.6 million homes and passed 9 million RGU's, including approximately 7.4 million video subscribers, 717,900 voice subscribers and 868,000 high speed internet access subscribers.

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United's significant and consolidated operating subsidiaries are UGC Europe, Inc., a leading pan-European broadband communications company; and VTR GlobalCom, S.A. (VTR), the largest broadband communications provider in Chile, as well as several strategic ventures in video and broadband businesses around the world.

About Liberty Media:

Liberty Media Corporation (NYSE: L, LMC.B) owns interests in a broad range of companies operating primarily in the areas of interactive television, international distribution and content, and television networks. Liberty Media and its affiliated companies operate in the United States, Europe, South America and Asia with some of the world's most recognized and respected brands, including QVC, Encore, STARZ!, Discovery, UnitedGlobalCom, Inc., IAC/InterActiveCorp, and The News Corporation.

Note: Except for historical information contained herein, this news release contains forward looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include regulatory approvals, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.1